Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated March 9, 2015 with respect to the consolidated financial statements of Intervest Bancshares Corporation as of December 31, 2014 and 2013 and for the years in the three-year period ended December 31, 2014 included in this Form 8-K/A of Bank of the Ozarks, Inc.

/s/ Hacker, Johnson & Smith, P.A., P.C.

Tampa, Florida

March 20, 2015